UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2013

SILGAN HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22117	06-1269834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Landmark Square, Stamford, Connecticut	06901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 975-7110

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8—Other Events

Item 8.01.	Other Events.

On August 13, 2013, Silgan Holdings Inc., or Silgan, issued a press release announcing that it had entered into a definitive agreement to purchase Portola Packaging, Inc., or Portola, a leading manufacturer of plastic closures. Portola operates eight manufacturing facilities in North America and Europe and had sales of approximately $200 million in 2012. The transaction is structured as a merger of a newly formed subsidiary of Silgan with and into Portola, with the surviving entity becoming a wholly-owned subsidiary of Silgan.

On the terms and subject to the conditions set forth in the merger agreement, Silgan agreed to acquire Portola for a cash purchase price of $266 million on a debt-free basis. Silgan expects to fund the purchase price from cash on hand and borrowings under its senior secured credit facility. Consummation of the transaction is subject to certain customary closing conditions, including antitrust clearance. The requisite stockholder approval of the merger agreement by Portola’s stockholders was obtained after the parties entered into the merger agreement.

A copy of the press release is furnished herewith and attached hereto as Exhibit 99.1.

Section 9—Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated August 13, 2013 announcing that Silgan has entered into a definitive agreement to purchase Portola Packaging, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILGAN HOLDINGS INC.

By:	/s/ Frank W. Hogan, III
Frank W. Hogan, III
Senior Vice President, General Counsel and Secretary

Date: August 16, 2013

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated August 13, 2013 announcing that Silgan has entered into a definitive agreement to purchase Portola Packaging, Inc.